Exhibit 99.1

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and entered into as of February 15, 2019, by and among Twittering World Limited, Xing Wei Institute Inc., and Cheng Yaw Sun (each a “Party,” and collectively the “Parties”). Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission by the Parties (the “Schedule 13D”).

WHEREAS, Twittering World Limited, Xing Wei Institute Inc., and Cheng Yaw Sun entered into a Joint Filing Agreement, dated November 22, 2013 (the “Joint Filing Agreement”), pursuant to which they agreed, among other things, to jointly file the Schedule 13D with respect to their respective beneficial ownership of the common shares, par value $0.01 per share (the “Common Shares”), and American Depositary Shares (the “ADSs”), each representing two Common Shares, of ATA Inc.; and

WHEREAS, the Parties now mutually desire to terminate the Joint Filing Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Termination of Joint Filing Agreement. The Joint Filing Agreement is hereby terminated and each Party hereby expressly acknowledges and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

2. Further Amendments to Schedule 13D. From and after the date hereof, no Party shall have any obligation to file any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), with respect to the Common Shares and the ADSs, except on such Party’s own behalf or pursuant to such other agreements as such Party may enter.

3. Release and Discharge. Each Party hereby mutually and unconditionally releases and discharges the other Parties, as applicable from all obligations under the Joint Filing Agreement to which each is a party.

4. Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first specified above.

Mr. Cheng Yaw Sun

By:	/s/ Cheng Yaw Sun
Name:	Cheng Yaw Sun

Twittering World Limited

By:	/s/ Feng Zhou
Name:	Feng Zhou
Title:	Director

Xing Wei Institute Inc.

By:	/s/ Feng Zhou
Name:	Feng Zhou
Title:	Director